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Exhibit 99.1

NEWS

QWEST COMMUNICATIONS PLACES $200 MILLION IN NOTES

        DENVER, June 23, 2005—Qwest Communications International Inc. (NYSE: Q) (QCII) announced today that it has completed a reopening of its 7.50 percent, nine-year senior note series. The company upsized its $600 million QCII tranche in its $1.75 billion offering that closed on June 17, 2005 by an additional $200 million, which closed today.

        The nine-year note with a coupon of 7.50 percent was priced at approximately $922.50 per $1,000 principal amount. The net proceeds of the offering will be used for general corporate purposes, including repayment of indebtedness, and funding and refinancing investments in the company and its subsidiaries' telecommunications assets.

        "We continue to see strong market demand at all levels of our capital structure," said Oren Shaffer, Qwest vice chairman and CFO. "The success of these transactions enable us to strengthen our financial position by improving liquidity and extending maturities, without altering our debt profile."

        In addition, the company has pre-paid $750 million of its $1.25 billion Term Loan maturing in June 2007 at its Qwest Corporation subsidiary and will be paying off a maturity of $179 million in July 2005 at its Qwest Capital Funding subsidiary. The company also announced on June 21, 2005 that it has accepted for payment approximately $791 million of notes in its cash tender offers to purchase any and all of QC's 6 5/8% Notes due 2005 and 6 1/8% Notes due 2005 and QSC's 13.00% Senior Subordinated Secured Notes due 2007. These tender offers are scheduled to expire on July 5, 2005.

        The offering was made in a private placement transaction pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services. With more than 40,000 employees, Qwest is committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

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Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors consolidating with other providers or otherwise reorganizing their capital structure to more effectively compete against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Steve Hammack 303-896-3030 steve.hammack@qwest.com	Stephanie Comfort 800-567-7296 IR@qwest.com

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QWEST COMMUNICATIONS PLACES $200 MILLION IN NOTES